Exhibit 10.1

Execution Version

July 22, 2025

Dear Tom,

On behalf of the entire board of directors (the “Board”) of Sonos, Inc. (“Sonos” or the “Company”), we are thrilled to offer you the opportunity to lead the Company as its next Chief Executive Officer and President (“CEO”). This offer letter (this “Offer Letter”) consists of the following terms and conditions with an expected start date of July 22, 2025 (the “Commencement Date”).

Position

As CEO, you will report to the Board and have the duties, responsibilities and authorities commensurate with this role and as may reasonably be assigned from time to time by the Board. In addition, during your employment, you will be appointed to, and without additional compensation will serve and continue to serve, if and when elected and re-elected, as a member of the Board. You will be deemed to have resigned your membership on the Board and any committee of the Board upon any termination or resignation of your employment, effective immediately and without any further action.

While you will perform your duties primarily at our Santa Barbara corporate headquarters, the Board expects that you will travel as necessary for business needs, including to the Company’s major U.S. offices in Seattle and Boston as well as our corporate locations in Europe.

During your employment, you may (A) consistent with Company governance policies, serve on corporate boards or committees of businesses that are not competitors of the Company, with prior written approval of the Board (not to be unreasonably withheld), (B) serve on civic or charitable boards or committees and (C) manage your personal and family investments, so long as any such activities do not, individually or in the aggregate, interfere with the discharge of your responsibilities to the Company, violate the “Employee Agreement” attached as Addendum A or create a conflict of interest.

This Offer Letter outlines information related to your compensation and benefits. Attached to this Offer Letter is an Addendum A and Addendum B which contains the “Employee Agreement” and Arbitration Agreement. The Employee Agreement describes additional material terms and conditions of your employment. You should read this Offer Letter and the attached Employee Agreement and Arbitration Agreement carefully.

Base Salary

During your employment, you will be paid an annual base salary, which will initially be $850,000 (your annual base salary, “Base Salary”). Your Base Salary will be paid bi-weekly in accordance with Sonos’ normal payroll practices as established or modified from time to time. Your Base Salary will be reviewed annually by the Board or its compensation committee (the “Committee”).

Annual Bonus Eligibility

During your employment, you will also be eligible to receive a cash bonus under the Company’s annual incentive plan with a target of one hundred percent (100%) of your earned Base Salary, with such amount prorated for fiscal year 2025 based on the Commencement Date. The performance objectives applicable to the annual bonus will be determined by the Board, or the Committee, in its or their sole discretion. Except in the event of a Qualifying Termination, you must remain employed by Sonos through the actual payment date to be eligible to receive any bonus payment.

Initial Year Performance-Based Bonus

To recognize your contributions to Sonos while you were in the interim CEO role prior to the Commencement Date, you will be eligible to earn a one-time performance-based bonus in the amount of $750,000 with respect to fiscal year 2025 (your “Initial Bonus”). Such bonus will be paid within thirty (30) days of the end of such fiscal year, subject to your continued employment, except in the event of a Qualifying Termination.

Equity Awards

During your employment, subject to approval by the Board or the Committee, you will be eligible to participate in Sonos’ 2018 Equity Incentive Plan (the “Plan”) with annual awards at a level commensurate with your position and responsibilities. The first annual grant shall be granted for fiscal year 2026, subject to approval by the Board or the Committee. In addition, in connection with your appointment as permanent CEO and no later than thirty (30) days following the Commencement Date, you will receive initial CEO awards under the Plan with a grant date fair value of approximately $7,000,000 (the “Equity Awards”). The Equity Awards will consist of: (i) time-based restricted stock units (“RSUs”) with a grant date value of approximately $3,500,000 and (ii) performance share units (“PSUs”) with a grant date value (at target) of approximately $3,500,000.

RSU Awards: The number of RSUs awarded as part of the Equity Awards will be determined by dividing $3,500,000 by the average closing price of Sonos’ common stock over all trading days over the thirty (30) calendar days immediately preceding the grant date. The RSUs will vest as follows: twenty-five percent (25%) of the RSUs will vest on each anniversary of the grant date, subject to your continuing employment with Sonos on each such vesting date. The RSUs will be subject to the Plan and an award agreement, the terms of which shall govern in the event of a conflict with this Offer Letter (except with respect to the vesting schedule above or as expressly provided under “Severance”).

PSU Awards:  The number of PSUs awarded at target as part of the Equity Awards will be determined by dividing $3,500,000 by the average closing price of Sonos’ common stock over all trading days over the thirty (30) calendar days immediately preceding the grant date. The PSUs will be subject to performance goals determined by the Board, or the Committee, in its or their sole discretion and, to the extent earned, will be eligible to vest generally subject to continuing employment through the end of a three-year vesting term. The PSUs will be subject to the Plan and an award agreement, the terms of which shall govern in the event of a conflict with this Offer Letter (except with respect to a three-year vesting term or as expressly provided under “Severance”).

Benefits

Regular full-time employees working twenty (20) or more hours per week are eligible for benefits such as life and health (medical, dental & vision) insurance, paid time off, disability, and a 401(k) Retirement plan, and voluntary benefits as of their date of hire. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs and Sonos’ Employee Handbook, which will be made available to you during your new hire orientation. Sonos reserves the right to discontinue, suspend, or to modify such plans, programs and practices at any time in Sonos’ sole discretion. Sonos will reimburse you or directly pay for legal fees incurred by you in the preparation and negotiation of this Offer Letter and ancillary documents up to $20,000.

Severance

While the expectation is that you and Sonos will have a long-term, mutually beneficial employment arrangement, in the event you experience a Qualifying Termination that does not occur within the Change in Control Period, then, in addition to the Final Compensation, you will be eligible to receive (i) a payment equal to twenty-four (24) months of your then-current Base Salary (the “Salary Continuation Benefits”), paid in cash in the form of salary continuation in accordance with the Company’s payroll practices beginning with the first payroll date following the Release Effective Date (as defined below); (ii) a pro-rated annual cash bonus for the fiscal year in which the Qualifying Termination occurs paid based upon actual performance at the time such bonuses are paid to other Sonos executives (the “Pro-rata Bonus”), (iii) your Initial Bonus, to the extent unpaid, to be paid within ten days of the Release Effective Date, and (iv) if you timely elect COBRA continuation coverage, payment or reimbursement for the cost of the employer portion of the monthly COBRA premiums for the Company’s group medical, dental, vision and hospitalization coverage (in each case, to the extent you were enrolled in such coverage as of the date of the Qualifying Termination) as in effect on the date of the Qualifying Termination for you and your qualified dependents until the earlier of (a) the last day of the eighteen (18)-month period following the date of the Qualifying Termination, (b) the date upon which COBRA coverage otherwise terminates (including, without limitation, when you become eligible to participate in any other group health plan), or (c) the date on which you cease to be eligible for COBRA continuation coverage for any reason (the “Benefits Continuation Coverage” and together with the Salary Continuation Benefits, the Pro-rata Bonus and the Initial Bonus (to the extent unpaid on the date of the Qualifying Termination), the “Severance Benefits”). In addition, upon a Qualifying Termination that does not occur within the Change in Control Period, your unvested and outstanding time-based RSUs that were granted as part of the Equity Awards, together with any equity awards, the vesting of which is based only on the passage of time, which are granted to you prior to the end of fiscal year 2027, in each case that would vest in the next twelve months after the termination date, will fully vest upon the termination date and will be settled no later than ten days after the Release Effective Date.

In the event of your Qualifying Termination during the Change in Control Period, then, in addition to the Final Compensation, you will be eligible to receive, without duplication, (i) the Salary Continuation Benefits, the Pro-rata Bonus, your Initial Bonus, to the extent unpaid, to be paid within ten days of the Release Effective Date, and the Benefits Continuation Coverage; and (ii)

notwithstanding the terms of the Plan, or any other equity incentive plan under which your equity awards were granted, or any applicable award agreements evidencing such awards, (A) the full acceleration of all of your unvested and outstanding equity awards, the vesting of which is based only on the passage of time, and (B) the full acceleration, based on actual performance, of that portion of your equity awards the vesting of which is based on the satisfaction of performance conditions and for which the applicable performance period has been completed, and with respect to the PSUs that were granted as part of the Equity Awards full vesting at the target level of performance if the applicable performance period has not been completed, to be settled no later than ten days after the Release Effective Date (the payments and benefits provided under (i) and (ii) together, the “CIC Severance Benefits”).

Payment of the Severance Benefits or the CIC Severance Benefits, as applicable, will be subject to your executing a Release, which becomes irrevocable at the time specified in the Release (the “Release Effective Date”), but in no event later than sixty (60) days following the date of your termination of employment.

As used herein, the following terms shall be defined as follows:

“Cause” means your (i) willful failure substantially to perform your duties and responsibilities to the Company or a willful violation of a material Company policy; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his relationship with the Company; (iv) misappropriation of a business opportunity of the Company; (v) provision of material aid to a competitor of the Company; or (vi) a material and willful breach of this Offer Letter or any other written agreement between you and the Company. The determination as to whether your employment is being terminated for Cause shall be made in good faith by the Board and shall be final and binding on you. Notwithstanding the foregoing, “Cause” shall only be deemed to exist unless the Board provides you with written notice of the existence of the condition(s) claimed to constitute Cause and you do not correct such condition(s), if correctable, within thirty days following receipt of such notice.

“Change in Control Period” means the period beginning on the consummation of a Corporate Transaction and ending twelve (12) months after the consummation of a Corporate Transaction.

“Corporate Transaction” shall have the meaning ascribed to such term in the Plan.

“Final Compensation” means (i) Base Salary accrued but unpaid through the date of termination; (ii) accrued but unused vacation through the date of termination; (iii) unpaid expense reimbursements accrued through the date of termination; (iv) any earned but unpaid annual bonus with respect to a completed fiscal year; and (v) vested benefits under any employee benefit plan of the Company through the date of termination.

"Good Reason" shall mean the occurrence of any of the following events or circumstances without your consent: (i) the requirement that you report to someone other than the Board; (ii) a material breach by Sonos of the terms of this Offer Letter; (iii) a material diminution in your title, responsibilities, authority, or duties; or (iv) a reduction in your Base Salary, except for a decrease of not more than 10% that is part of an across-the-board proportionate reduction in base salaries applicable to senior executives of the Company. In order to establish a "Good Reason" for terminating employment, you must provide written notice to the Board of the existence of the condition giving rise to the Good Reason, which notice must be provided within thirty (30) days of the initial existence of such condition, Sonos must fail to cure the condition within thirty (30) days thereafter, and your termination of employment must occur no later than ninety (90) days following the initial existence of the condition giving rise to Good Reason.

“Release” means a general release in favor of the Company, its affiliates and their respective officers in a form that the Company provides to you in connection with the Qualifying Termination.

“Qualifying Termination” means an involuntary termination without Cause, or a voluntary termination for Good Reason, which shall not include a termination due to your death or disability.

Important Terms and Conditions of Employment

All payments and benefits described in this Offer Letter are (i) subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law and (ii) intended to be exempt from, or made or delivered in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, the Company does not guarantee the tax treatment or tax consequences associated with any such payment or benefit, including, without limitation, to consequences related to Code Section 409A.

The Company will indemnify you to the maximum extent permitted by applicable law and the Company’s by-laws for your services rendered as an officer and director of the Company.

There are additional important terms and conditions of employment at Sonos of which you should be aware. These terms, which are explained in the attached Employee Agreement, generally apply to all U.S. employees of Sonos in the same manner as they will apply to you. This offer of at-will employment is expressly conditioned upon a satisfactory background check, and your acceptance and execution of both the Employee Agreement and Arbitration Agreement (respectively attached as Addendum A and B).

This Offer Letter is not meant to constitute a contract of employment for a specific duration or term, it merely sets forth the initial terms of your employment and compensation with Sonos, which may change over time, and supersedes any prior representations or agreements, whether written or oral, regarding the terms and conditions of your employment.

This Offer Letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. Without limiting the terms of Addendum B, the terms of this Offer Letter will be governed by California law, without regard to its conflict of laws.

Please accept this offer by signing and dating below no later than July 25, 2025.  In accepting this offer of employment, you represent and warrant that you are not relying upon any representation or statement except those terms set forth in this Offer Letter.

We look forward to having you join us as we lead the music-listening revolution.

ACCEPTED AND AGREED:

Tom Conrad

/s/ Tom Conrad
________________________________
EMPLOYEE SIGNATURE

SIGNATURE DATE: July 22, 2025

Sonos, Inc.

/s/ Julius Genachowski
_________________________
CHAIR OF THE BOARD OF DIRECTORS

SIGNATURE DATE: July 22, 2025

Addendum A
Employee Agreement

(At Will Employment, Confidential Information, and Invention Assignment Agreement)

As a condition of your employment with Sonos, Inc., its subsidiaries, affiliates, successors or assigns (collectively, “Sonos”), and in consideration of your employment with Sonos and your receipt of the compensation now and hereafter paid to you by Sonos, you agree to the following terms and conditions outlined in this At Will-Employment, Confidential Information, and Invention Assignment Agreement (“Employee Agreement”). This Employee Agreement shall be effective as of the date you sign below. Terms not defined herein shall have the meaning set forth in the accompanying offer letter.

1. Specifics of Employment.

A. At-Will Employment. Your employment shall be on an at-will basis. As an at-will employee, either you or Sonos can terminate your employment at any time and for any reason or no reason, with or without prior notice. As a result, nothing in the offer letter (including the Addendum(s) ) is a promise or guarantee of employment for any specific period of time or continued employment. Any contrary representations, which may have been made to you, are superseded by this Employee Agreement. Sonos also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. Although your job duties, title, compensation and benefits, as well as Sonos’ personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Sonos.

By signing this Employee Agreement, you understand and acknowledge that your employment with Sonos is for an unspecified duration and constitutes “at-will” employment. You also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the chief executive officer of Sonos. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of Sonos or yourself, with or without notice.

B. Compliance with Sonos Standards; Cooperation. As a Sonos employee, you will be expected to abide by Sonos' policies, rules and standards of conduct outlined in the Employee Handbook, as well as this Employee Agreement. To this end, Sonos expects you to comply at all times with Sonos’ policies, including without limitation standards of professionalism, respect for others, data security policy, facilities and IT systems policies, and Sonos Purchasing Policy. All relevant policies shall be provided to you following your start date. You may be required to acknowledge receipt of and intended compliance with any such policy statements provided to you.

You additionally represent and warrant that you shall observe and comply with all applicable laws, ordinances, codes and regulations of governmental agencies, including federal, provincial, state, municipal and local governing bodies, in performing your employment duties hereunder.

You also agree that, during the term of your employment with Sonos and at all times thereafter, upon reasonable request, you will fully cooperate with Sonos and/or its representatives, without additional compensation, concerning any business matters or disputes of any kind about which you have, or may have, any relevant information.

C. Background Check. Sonos reserves the right to conduct background investigations and/or reference checks on all of its potential employees prior to hire and during employment. The offer of employment may be rescinded at any time in the event of unsatisfactory background investigation and/or reference check results. If required by law, you will receive a disclosure regarding the nature and scope of the background check Sonos plans to conduct on you and a consent form to authorize Sonos to conduct such background check under separate cover.

2. Confidential Information.

A. Sonos Confidential Information. You agree at all times during your employment and thereafter, to hold in strictest confidence, and not to use (except for the benefit of Sonos), and not to disclose to any person, firm or corporation without written authorization of the Board of Directors of Sonos, any Confidential Information of Sonos, except under a non-disclosure agreement with a third party duly authorized and executed by Sonos. you understand that “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of Sonos, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during your employment. By way of illustration but not limitation, “Confidential Information” includes: (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all patents, copyrights and/or other proprietary rights therein; (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Sonos business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Sonos, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Sonos, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Sonos and other non-public information relating to customers and potential customers; (d) information regarding any of Sonos’ business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Sonos, and other non-public information relating to business partners; (e) information regarding personnel, contractors, employee lists, compensation, and employee and contractor skills; and (f) any other non-public information which a competitor of Sonos could use to the competitive disadvantage of Sonos. “Confidential Information” shall not include information that: (1) is or becomes a matter of public knowledge through no fault of yours or without violation of any duty of confidentiality by you; or (2) is rightfully received by you from a third party without a duty of confidentiality. Further, nothing in this Employee Agreement shall prohibit you from discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

B. Former Employer Information. You agree that you will not, during your employment with Sonos, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that you will not bring onto the premises of

Sonos any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. You recognize that Sonos has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Sonos’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for Sonos consistent with Sonos’ agreement with such third party.

3. Inventions.

A. Inventions Retained and Licensed. Upon signing the Employee Agreement, you will be prompted to review a separate attachment titled “List of Prior Inventions” where you will list all inventions, original works of authorship, developments, improvements, and trade secrets which were made by you prior to your employment with Sonos, which belong to (or are otherwise controlled by) you (collectively referred to as “Prior Inventions”), and which you do not wish to be assigned to Sonos hereunder; or, if no such list is outlined, you represent that there are no such Prior Inventions. Upon signing the Employee Agreement, the List of Prior Inventions will be provided electronically as a separate attachment. If, during your employment with Sonos, you incorporate into a Sonos product, process or service a Prior Invention, you hereby grant to Sonos a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Inventions. You agree that you will promptly make full written disclosure to Sonos, and will hold in trust for the sole right and benefit of Sonos, or its designee, all your right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, algorithms, databases, computer programs, formulae, techniques, graphics or images, audio or visual works, trademarks or trade secrets, in each case whether or not patentable or registrable under copyright or similar laws, which you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time you are in the employ of Sonos (collectively referred to as “Inventions”), except as provided in Section 3.E below. You further acknowledge that all Inventions which are made by you (solely or jointly with others) within the scope of and during the period of your employment with Sonos and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and other intellectual property laws, and you hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to Sonos and its successors and assigns, without further compensation, all of your right, title and interest in all such Inventions, and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (collectively, “Intellectual Property Rights”). You understand and agree that the decision whether or not to commercialize or market any invention developed by you solely or jointly with others is within Sonos’ sole discretion and for Sonos’ sole benefit and that no royalty will be due to you as a result of Sonos’ efforts to commercialize or market any such Invention. Further, you hereby waive all claims to any moral rights or other special rights which you may have or accrue in any Inventions or Intellectual Property Rights.

C. Maintenance of Records. You agree to keep and maintain adequate and current written records of and documentation underlying all Inventions made by you (solely or jointly with others) during the term of your employment with Sonos. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Sonos. The records will be available to and remain the sole property of Sonos at all times.

D. Patent and Copyright Registrations. You agree to assist Sonos, or its designee, at Sonos’ expense, in every proper way to secure Sonos’ rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Sonos of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Sonos shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Sonos, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions or Intellectual Property Rights relating thereto. You further agree that your obligation to execute or cause to be executed, when it is in you power to do so, any such instrument or papers shall continue after the termination of this Employee Agreement and/or your employment with Sonos. If Sonos is unable because of your mental or physical incapacity or for any other reason to secure your signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to Sonos as above, then you hereby irrevocably designate and appoint Sonos and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by you.

E. Exception to Assignments. You understand that the provisions of this Employee Agreement requiring assignment of Inventions to Sonos do not apply to any invention that you developed entirely on your own time without using Sonos’ equipment, supplies, facilities, or trade secrets, except for those inventions that either (i) relate to Sonos actual or anticipated business, research or development, or (ii) result from or are connected with work performed by you for Sonos. Specifically, you understand that your agreement to assign Inventions does not apply to any invention which qualifies fully for protection from assignment to Sonos under the provisions of California Labor Code Section 2870 or Washington state law as set forth in the Revised Code of Washington 49.44.140 (the text of which are attached hereto as Exhibit A) or any other similar applicable federal or state law related to the assignment of employee inventions (collectively, the “Excluded Inventions Laws”). You will advise Sonos promptly in writing of any inventions that You believe are excluded from assignment by virtue of meeting the criteria in California Labor Code Section 2870, the Revised Code of Washington 49.44.140 or any other applicable Excluded Inventions Law and are not otherwise disclosed on the List of Inventions.

F. Obligation to Keep Sonos Informed About Post-Employment Inventions/Intellectual Property Rights. For the six-month period following the termination of your employment from Sonos, you agree that you will promptly disclose to Sonos fully and in writing all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, algorithms, databases, computer programs, formulae, techniques, graphics or images, audio or visual works, inventions authored, conceived or reduced to practice by me, either alone or jointly with others (the “Post-Employment Inventions”) and/or all United States or foreign patent, copyright or other intellectual property right(s) filed by you (solely or with others) and/or on your behalf (the “Post-Employment Intellectual Property Rights”) if such intellectual property or Intellectual Property Rights relate to products or projects on which you worked or to which you had access during your Sonos employment. You agree that Sonos will have the right to request information from you related to the Post-Employment Inventions or Post-Employment Intellectual Property Rights (including, information related to the date of conception and/or implementation) for purposes of determining whether the Post-Employment Invention at issue uses, is derived from, and/or otherwise misappropriates Sonos’ trade secrets and/or Confidential Information and/or was developed during your Sonos employment and/or using Sonos’ property. Nothing herein limits Sonos’ right to pursue all remedies to protect its intellectual property. Sonos will keep in confidence and will not use for any purpose or disclose to third parties without your consent any confidential information disclosed in writing to Sonos pursuant to this subparagraph.

G. Use of Image of Likeness. You authorize Sonos to use your name, picture, voice, image and/or likeness during your employment by Sonos and at any time thereafter. Further, you waive all claims you may now have or may ever have against Sonos and its officers, directors, employees and agents arising out of Sonos’ use, adaptation, reproduction, modification, distribution, exhibition or other commercial exploitation of your name, picture, signature, voice, image and/or likeness, including, but not limited to right of privacy, right of publicity and celebrity, use of voice, name or likeness and copyright infringement.

4. Conflicts.

A. Conflicting Employment. You agree that, during the term of your employment with Sonos, you will not engage in any other employment, occupation or consulting directly related to the business in which Sonos is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Sonos.

B. Conflicting Obligations. By accepting your offer of employment, you represent and warrant that your employment with Sonos and the performance by you of your duties as a Sonos employee do not and will not breach or contravene: (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete, or any confidentiality or nondisclosure agreement) to which you are a party; or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided consulting services. You further represent and warrant that you have disclosed to Sonos the details of all agreements, contracts and/or obligations relevant to clauses (i) and (ii) above.

5. Returning Company Documents. You agree that, at the time of leaving the employ of Sonos (or earlier, if requested), You will deliver to Sonos (and will not keep in your possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, emails, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items (including electronic copies) developed by you pursuant to you employment with Sonos or otherwise belonging to Sonos, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3.C.

6. Notification of New Employer. If you leave the employ of Sonos, you hereby grant consent to notification by Sonos to your new employer about your obligations under this Employee Agreement. If you am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, you agree to inform your potential employer, partner, co-owner and/or others involved managing the business with which you have an opportunity to be associated of your obligations under this Employee Agreement and also agree to provide such person or persons with a copy of this Employee Agreement (if so requested).

7. No Expectation of Privacy. You acknowledge and agree that you do not have any privacy interest in any items or material stored on Sonos’ premises or property, including without limitation any files or data stored on Sonos’ computers, network and/or phones (including cell phones), such as email, pictures or documents, whether in an active state, or obtained from restored backups, and regardless of whether such files or data had previously been deleted by me. Without limiting the foregoing, you further acknowledge that the full contents of you email and stored data may be made known to or disclosed to other Sonos employees as required in the normal course of Sonos’ operations, both during and after your employment with Sonos. You authorize Sonos to monitor communications made by you using Sonos’ property, facilities and resources, and the right to search and enter all areas of Sonos’ premises, including any locked desks or drawers. You also authorize Sonos to search any of your personal computers, personal cell phones or other electronic or storage devices to the extent such devices are used by you: (i) to store or transmit Confidential Information; or (ii) to discharge your duties or conduct business on behalf of Sonos.

8. Remedies.

A. Equitable Relief. You understand that if You violate the terms of this Employee Agreement while You are employed by Sonos, you will be subject to disciplinary action up to and including discharge from your employment. You further agree and acknowledge that the non-disclosure and assignment of Invention covenants and undertakings in Sections 2 and 3 of this Employee Agreement relate to matters that are of a special, unique and extraordinary character and that a violation or breach of any of the restrictive covenants or assignment clauses in this Employee Agreement will cause irreparable harm to Sonos, the full amount of which will be impossible to estimate or determine and which cannot be adequately compensated. For that reason, you agree that if you breach any of your confidentiality or assignment obligations under this Employee Agreement, monetary compensation shall be inadequate to compensate Sonos for such breach. You therefore agree that, in the event of a breach or threatened breach of the confidentiality and/or assignment of Invention obligations by you, Sonos is entitled, in addition to any of the other rights, remedies or damages available to Sonos, to a temporary restraining order, a preliminary injunction and a permanent injunction in order to prevent or to restrain any breach or threatened breach by you or any of your partners, co-venturers, employers, employees, agents, representatives or any other persons directly or indirectly acting for you. Sonos may apply for such injunctive relief in any court of competent jurisdiction without the necessity of posting any bond or other security.

B. Reimbursement. You agree to reimburse Sonos for any costs resulting from or related to any claims, liabilities and damages arising from any claim brought against Sonos by a former employer(s) alleging that you are in breach of any legal obligations that you owe to any former employer(s). If such a claim is started against Sonos then Sonos shall have the option, exercisable in its sole discretion, to terminate your employment immediately, consistent with the at-will nature of our relationship.

C. Attorneys’ Fees. If you breach this Employee Agreement, you agree that Sonos, if the prevailing party, shall be entitled to recover its reasonable attorneys’ fees and costs, to the extent such recovery is not prohibited by law. This remedy shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to Sonos.

9. General Provisions.

A. Governing Law. This Employee Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of California, without regard to its conflict of laws.

B. Arbitration Agreement/Venue/Jury Waiver. You acknowledge that you have executed an Arbitration Agreement contemporaneously with this Employee Agreement and agree that the Arbitration Agreement shall govern whether a particular dispute must be submitted to arbitration or may proceed in the courts. As set forth in the Arbitration Agreement and as reaffirmed herein, Sonos and you agree that any claims for equitable relief or declaratory judgment by either Sonos or you arising out of the non-disclosure or assignment of Inventions provisions set forth in Sections 2 and 3 of this Employee Agreement are expressly excluded from the agreement to arbitrate certain claims as provided in the Arbitration Agreement. Sonos and you further agree that any such causes of action shall be commenced and maintained in any state or federal court located within the state in which you are employed by Sonos and you hereby submit to the personal jurisdiction of such court. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS EMPLOYEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

C. Entire Agreement. This Employee Agreement sets forth the entire agreement and understanding between Sonos and you relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during your interview(s) or offer negotiations, whether written or oral, except for the Arbitration Agreement. No modification of or amendment to this Employee Agreement, nor any waiver of any rights under this Employee Agreement, will be effective unless in writing signed by an authorized representative of Sonos and you.

D. Severability/Modification. If any of the provisions of this Employee Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remainder of this Employee Agreement, but rather the remainder of this Employee Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be enforced accordingly. Moreover, if one or more of the provisions contained in this Employee Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body or arbitrator by limiting, revising or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The parties hereby agree that the language of all parts of this Employee Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

E. Successors and Assigns. This Employee Agreement will be binding upon your heirs, executors, administrators and other legal representatives. Sonos shall have the right to assign this Employee Agreement to its successors and assigns without consent by you, and all covenants and agreements hereunder shall ensure to the benefit of and be enforceable by said successors and assigns. You do not have the right to assign this Agreement.

F. No Abandonment Regardless of Material Change. You agree that Sonos may modify or change your position, duties, compensation, benefits, responsibilities, and/or any other terms and conditions of employment as it deems appropriate in its sole discretion. Any such changes to the terms and conditions of your employment (whether material or immaterial) shall not alter or modify your obligations as set forth herein and shall not be construed as an intent or agreement to abandon this agreement, to create a new employment relationship, and/or to relieve you of your obligations hereunder (unless such agreement or intent is expressly and specifically set forth in writing by Sonos). You acknowledge and agree that this Employee Agreement shall remain in full force and effect regardless of any change in the terms and conditions of your employment (whether material or immaterial).

G. Waiver. Sonos may waive any breach by you of any provision of this Employee Agreement expressly in writing in its sole discretion. Any waiver by Sonos of a breach of any provision of this Employee Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

H. Survival. You understand and agree that your obligations under this Employee Agreement shall survive the termination of this Employee Agreement and/or your employment regardless of the manner of such termination and shall be binding upon your heirs, executors, administrators and legal representatives.

I. Protected Rights. You understand that nothing contained in this Employee Agreement limits your ability to file a charge or complaint with the Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). You further understand that nothing in this Employee Agreement limits your ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. You can provide confidential information to Government Agencies without risk of being held liable by Sonos for liquidated damages or other financial penalties. This Employee Agreement also does not limit your right to receive an award for information provided to any Government Agencies.

10. Acknowledgement/Independent Legal Advice. You acknowledge that you have carefully read and considered the provisions of this Employee Agreement. You further acknowledge that you have had the opportunity to seek legal advice, and have either obtained such advice with regard to this Employee Agreement, or have chosen not to do so. You agree that the restrictions and covenants set forth in this Employee Agreement are fair and reasonable and are necessary for the protection of the interests of Sonos and its business, officers, directors and employees.

Accepted and agreed:

Sonos, Inc.
/s/ Tom Conrad Tom Conrad July 22, 2025	/s/ Julius Genachowski Julius Genachowski Chair of the Board of Directors July 22, 2025

Addendum B
Arbitration Agreement

This Arbitration Agreement (“Arbitration Agreement”) is entered into by and between Sonos, Inc. and its affiliates and successors (referred to herein as the “Sonos”) and Tom Conrad (referred to herein as “You”).

1. Agreement to Arbitrate.

a. Mutual Agreement to Arbitrate Certain Claims/Issues. In consideration of Sonos’ offer of employment and/or continued employment to You and your acceptance of the same, You and Sonos agree that any and all existing or future disputes or claims related to your employment with Sonos (including, but not limited to, the termination of your employment with Sonos), except those claims and disputes identified below in subparagraph (b) of this Section, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either party. Except as set forth in Section 1(b) or otherwise prohibited by applicable law, claims subject to arbitration include, but are not limited to:

1.Claims related to your employment, change in employment status, and/or termination of employment with Sonos;

1i.Claims under any California, Massachusetts, New York, Washington, or any other state, federal and/or municipal statute, regulation, ordinance, law and/or executive order (as amended) relating to employment, discrimination (including discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, age, gender identity, marital status, familial status, pregnancy, national origin, ancestry, alienage, handicap, disability, present or past history of mental disorders or physical disability, veteran’s status, candidacy for or activity in a general assembly or other public office, or constitutionally protected acts of speech), fair employment practices, or other terms and conditions of employment, including, but not limited to, the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Immigration Reform and Control Act (8 U.S.C. § 1101 et seq.), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the California Fair Employment and Housing Act, the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), the Massachusetts law against retaliation (M.G.L. c. 19C, §11), the New York State Human Rights Law (N.Y. Exec. Law § 290 et seq); the New York City Human Rights Law (N.Y.C. Admin. Code § 8–101 et seq.); the New York Equal Rights Law (N.Y. Civ. Rights Law §§ 40 to 45); the Washington Law Against Discrimination (RCW Chapter 49.60); and the Seattle Fair Employment Practices Ordinance (Seattle Municipal Code 14.04);

1ii.Claims under any California, Massachusetts, New York, Washington, or any other state, federal and/or municipal statute, regulation, ordinance, law and/or executive order (as amended) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including, but not limited to, the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), the Employee Retirement Income Security Act of 1974 (29

U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the California Family Rights Act (Cal. Gov. Code §§ 12945.1- 12945.2), the California Pregnancy Disability Leave Act (Cal. Gov. Code § 12945), the California School Activities Act (Cal. Labor Code § 230.8), the California Healthy Workplace Health Family Act (Cal. Labor Code §§ 245-249), the Cal-WARN Act (Cal. Labor Code §§ 1400-1408), the California wage payment laws (Cal. Labor Code §§ 200 through 244); the California Overtime Law (Cal. Labor Code §§ 500-552), the California Minimum Wage Law (Cal. Labor Code § 1182.12), the Massachusetts Small Necessities Leave Act (M.G.L. c. 149, §52D), the Massachusetts Parental Leave Law (M.G.L. c. 149, §105D), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), the Massachusetts Paid Sick Leave law (M.G.L. c. 149, §§ 148C; 148D); Article 6 of the New York Labor Law (N.Y. Lab. Law §§ 190-199-A), including the New York Wage Payment Act (N.Y. Lab. Law § 190, et seq.); the New York State Minimum Wage Law; all New York Labor Standards; all New York Wage and Hour Laws; the Washington Payment of Wages Law (RCW 49.48.010 and 49.52.050); the Washington Overtime Law (RCW 49.46.130); the Seattle Minimum Wage Ordinance; the Washington State Family Care Act (RCW 49.12.265 et seq); and the Washington Family Leave Act (RCW 49.78);

1v.Claims under any California, Massachusetts, New York, Washington, or any other state, federal and/or any other common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery;

1.Claims under any California, Massachusetts, New York, Washington, or any other state, federal and/or municipal statute, regulation, ordinance, law or executive order (as amended) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002; the New York Whistleblower & Retaliation Laws (N.Y. Lab. Law §§ 740, 741, and 215); the New York Nondiscrimination for Legal Actions Laws;

1i.Claims under any Sonos’ compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement, or any other type of employment-related agreement, contract or policy; and/or

1ii.Any other claim arising under other state, federal, municipal or other local law not specifically itemized herein.

The parties also agree that the arbitrator shall have the power and authority to interpret this Agreement and to decide whether a certain dispute or claim is subject to arbitration under this Agreement. This power and authority to determine arbitrability is hereby expressly delegated to the appointed arbitrator and not to any judge or court. The parties agree that this agreement to arbitrate also covers claims brought by You against Sonos’ agents, officers or other employees for actions they may have taken in connection with your employment.

b. Claims Excluded from Agreement to Arbitrate/Choice of Venue for Such Claims: The agreement to arbitrate in Section 1(a) does not apply to claims for benefits under state unemployment insurance or workers compensation programs. In addition, this Agreement does not prohibit You from filing a claim or participating in an investigation, hearing or proceeding with a local, state or federal administrative agency, including the EEOC, the Department of Labor, the National Labor Relations Board, the Massachusetts Commission Against Discrimination, the California Department of Fair Employment and Housing, the New York City Commission on Human Rights, the New York State Division of Human Rights, the Washington State Human Rights Commission and/or any other federal or state administrative agency. (However, this Agreement does preclude You from pursuing any such claim in court).

In addition, this agreement to arbitrate expressly excludes and does not apply to claims for equitable relief or declaratory judgment by either You or Sonos arising out of: (i) the non-disclosure or assignment of inventions provisions set forth in Sections 2 and 3 of the At Will Employment, Confidential Information, and Invention Assignment Agreement (the “Employee Agreement”); (ii) state or federal trade secret laws; and/or (iii) state or federal intellectual property laws. You understand and agree that violations of the non-disclosure or assignment of inventions provisions of the Employee Agreement, state or federal trade secret laws and/or state or federal intellectual property laws could cause irreparable and unique injury and that money damages would not provide an adequate remedy for such injury. Accordingly, You and Sonos agree that the parties could not effectively pursue all available rights and remedies (including equitable relief) for such claims in an arbitration proceeding and that such claims must therefore be excluded from the agreement to arbitrate. All claims excluded from arbitration under this Section shall be commenced and maintained in any state or federal court located within the state in which You are employed by Sonos.

2. No Class Actions or Arbitrations. You and Sonos agree that the arbitrator may only hear the parties’ individual claims and will not have the authority: (i) to consolidate the claims of other employees; (ii) to fashion a proceeding as a class or collective action; and/or (iii) to award relief to a group or class of employees in one arbitration proceeding. In other words, You must pursue all claims subject to arbitration as an individual and may not pursue such claims as part of a class. You represent, agree, and acknowledge that You will be able to effectively pursue your rights and any and all claims against Sonos in an individual arbitration according to the terms of this Arbitration Agreement.

3. Procedure, Deadline for Filing Of Claims Subject to Agreement to Arbitrate, Rules of Arbitration, Confidentiality. You and Sonos agree that arbitration proceedings shall be conducted by the American Arbitration Association (“AAA”) pursuant to the Federal Arbitration Act, and in accordance with the Employment Arbitration Rules and Mediation Procedures, (available on-line at www.adr.org), which are incorporated herein by reference.

The parties agree that any and all claims subject to arbitration under this Agreement must be initiated with the AAA within the statute of limitations period prescribed for such claims under applicable law. As set forth in Rule 4 of the Employment Arbitration Rules and Mediation Procedures, a party may initiate arbitration by filing a Demand for Arbitration in writing with the AAA. If You file such a Demand, please also send a copy to Sonos’ Legal Department, Attention: General Counsel. Alternatively, the parties may submit a joint request for arbitration in writing. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitation.

The parties agree that a neutral arbitrator will be selected in accordance with the Employment Arbitration Rules and Mediation Procedures and further agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment or motions to dismiss prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies, including attorney’s fees and costs, available under applicable law. The parties agree that any decision of the arbitrator must be in writing. The arbitrator’s decision shall be final and binding on both You and Sonos and shall be enforceable by any court having proper jurisdiction. The arbitrator shall maintain the confidentiality of the arbitration and shall have the authority to make appropriate rulings to safeguard that confidentiality, unless the parties agree otherwise or the law provides to the contrary.

4. Governing Law/Location of Arbitration. This Agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act, 9 U.S.C. §§ 1-16. You and Sonos agree that any and all arbitrations between the parties compelled and contemplated by this Agreement shall be held within the state in which You are employed by Sonos.

5. Cost of Arbitration. The parties agree that Sonos shall pay for any administrative or hearing fees and/or costs charged by the arbitrator or the AAA.

6. Attorney’s Fees. You and Sonos each shall bear your own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have the authority to order attorneys’ fees unless an agreement between You and Sonos or a statute or law at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted under the applicable law or agreement.

7. Jury Waiver. YOU AND SONOS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO YOUR EMPLOYMENT.

8. Consideration to Support Agreement. You and Sonos agree that there is sufficient and adequate consideration to support your mutual obligations under this Agreement. Specifically, You acknowledge that You are offered employment or continued employment in consideration of your promise to arbitrate certain claims related to your employment as set forth in this Agreement. In addition, the mutual promises of Sonos and You to resolve certain claims by arbitration in accordance with the provisions of this Arbitration Agreement, rather than through the courts, provide consideration for this Agreement.

9. Acknowledgement of Waiver of Rights. YOU UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, YOU ARE WAIVING THE FOLLOWING RIGHTS: (I) YOUR RIGHT TO PURSUE CLASS OR COLLECTIVE ACTION AGAINST SONOS IN ANY FORUM, WHETHER THROUGH THE COURTS OR THROUGH ARBITRATION; (II) YOUR RIGHT TO A TRIAL OR HEARING BEFORE A COURT OF ANY AND ALL PRESENT OR FUTURE CLAIMS AGAINST SONOS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT; AND (III) ANY RIGHT TO TRIAL BY JURY FOR ANY AND ALL PRESENT OR FUTURE CLAIMS RELATED TO YOUR EMPLOYMENT.

10. Voluntary Agreement. You represent that You have read the terms of the foregoing agreement, that You fully understand its terms, and are voluntarily executing the same. You acknowledge that You have been advised to consult with an attorney before signing this agreement and that You have had a sufficient opportunity to do so.

11. Complete Agreement. This Arbitration Agreement contains the complete agreement between Sonos and You regarding the subject of arbitration and dispute resolution, and supersedes any and all prior written, oral or other types of representations and agreements between Sonos and You, if any, related to the subject of dispute resolution of any kind, except for the Employee Agreement.

12. Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Arbitration Agreement are declared to be severable. Moreover, if one or more of the provisions contained in this Arbitration Agreement shall for any reason be held to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting, revising or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The parties hereby agree that the language of all parts of this Arbitration Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

13. Modification. This Arbitration Agreement may be modified only in writing, which expressly refers to this Agreement and You by full name and which is signed by You and an authorized representative of Sonos.

14. Successors and Assigns. This Arbitration Agreement will be binding upon Your heirs, executors, administrators and other legal representatives. Sonos shall have the right to assign this Arbitration Agreement to its successors and assigns without consent by You, and all covenants and agreements hereunder shall ensure to the benefit of and be enforceable by said successors and assigns. You do not have the right to assign this Arbitration Agreement.

You represent that you have read the foregoing Arbitration Agreement, fully understand its terms and conditions, and are voluntarily executing the same. In entering into this Arbitration Agreement, you did not rely on any representation, promise or inducement made by Sonos with the exception of the terms and conditions set forth in this document.

Accepted and agreed:

Sonos, Inc.
/s/ Tom Conrad Tom Conrad July 22, 2025	/s/ Julius Genachowski Julius Genachowski Chair of the Board of Directors July 22, 2025